Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 6, 2009
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3A2 (reopening)

Principal Amount (in Specified Currency): $16,000,000.
TMCC may increase the Principal
Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 99.99983% (or $15,999,972.80) plus accrued interest from January 8, 2009

Trade Date: January 6, 2009

Original Issue Date: January 9, 2009

Stated Maturity Date: January 9, 2012

Initial Interest Rate: Three month LIBOR determined on January 6, 2009 plus 3.50%, accruing from January 8, 2009

Interest Payment Period: Quarterly

Interest Payment Dates: The 9th of each January, April, July and October and on the Stated Maturity Date, commencing April 9, 2009

Net Proceeds to Issuer: $15,965,222.80 plus accrued interest from January 8, 2009

Agents' Discount or Commission: See "Additional Terms of the Notes - Plan of Distribution"

Agents: Banc of America Securities LLC
		Toyota Financial Services Securities USA Corporation
Agents' Capacity:  See "Additional Terms of the Notes - Plan of Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 3.50%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: April 9, 2009
Interest Rate Reset Period: Quarterly
Interest Reset Dates: The 9th of each January, April, July and October, commencing April 9, 2009

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Fungibility

The Notes offered hereby will have the same terms as, and will be fungible with, the $307,000,000 aggregate principal amount of Notes previously issued, but will be offered at a different Issue Price. Once issued, the Notes offered hereby will become part of the same series as the Notes previously issued.

Interest

Notwithstanding anything to the contrary in the Prospectus Supplement and Prospectus, the first Interest Calculation Period will be the period from and including January 8, 2009 to and excluding the Initial Interest Reset Date, and interest on the Notes for such Interest Calculation Period will accrue from and including January 8, 2009, to and excluding the Initial Interest Reset Date.

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated September 25, 2007 and an Appointment Agreement Confirmation dated January 6, 2009 (collectively, the "Agreement") between TMCC and Banc of America Securities LLC, Banc of America Securities LLC, acting as principal, has agreed to purchase and TMCC has agreed to sell to Banc of America Securities LLC $5,000,000 principal amount of the Notes (the "BofA Notes") at 99.90983% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.090% of the principal amount, plus accrued interest from January 8, 2009. Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities
(USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation ("TFSS USA"), as amended from time to time (such agreement, the "Distribution Agreement"), incorporated by reference in the Agreement, Banc of America Securities LLC is committed to take and pay for all of the BofA Notes offered hereby, if any are taken.

Subject to the terms and conditions set forth in the Distribution Agreement, TMCC is hereby offering $11,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the "TFSS USA Notes") at 99.72483% of such principal amount, reflecting a discount or commission from the Issue
Price equal to 0.275% of the principal amount, plus accrued interest from January 8, 2009. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.